Exhibit 99.1

QUANERGY SYSTEMS, INC.

Consolidated Financial Statements

and

Report of Independent Registered Public Accounting Firm

As of and for the years ended

December 31, 2021 and 2020

1

QUANERGY SYSTEMS, INC.

GRANT THORNTON LLP 2555 East Camelback Road, Suite 500 Phoenix, AZ 85016 D +1 602 474 3400 F +1 602 474 3421

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Quanergy Systems, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Quanergy Systems, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, mezzanine equity and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of matter regarding going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net loss of $63.5 million during the year ended December 31, 2021, and as of that date, the Company’s current liabilities exceeded its current assets by $11.2 million and its total liabilities exceeded its total assets by $65.4 million. These conditions, along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

GT.COM	Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2021.

Phoenix, Arizona

March 31, 2022

Quanergy Systems, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$26,106	$7,598
Restricted cash	70	70
Accounts receivable, net of allowance for doubtful accounts of $224 and $224 at December 31, 2021 and 2020, respectively	645	725
Inventory	3,242	4,817
Prepaid expenses and other current assets	1,138	329

Total current assets	31,201	13,539
Property and equipment, net	1,908	2,809
Other long-term assets	3,539	181

Total assets	$36,648	$16,529

Liabilities, mezzanine equity and stockholders’ deficit
Current liabilities
Accounts payable	$2,375	$1,550
Accrued expenses	2,435	2,088
Accrued settlement liability	2,500	2,500
Other current liabilities	737	560
Short-term debt	34,311	—

Total current liabilities	42,358	6,698
Long-term debt	16,153	33,443
Long-term debt - related party	16,670	5,957
Derivative liability	26,017	5,021
Other long-term liabilities	803	1,236

Total liabilities	102,001	52,355

Commitments and contingencies (Note 15)
Mezzanine equity:
Series Seed convertible preferred stock, $0.0001 par value — 2,231,248 shares authorized, issued and outstanding as of December 31, 2021 and 2020; liquidation preference of $3,500 as of December 31, 2021 and 2020	3,421	3,421
Series Seed-2 convertible preferred stock, $0.0001 par value — 495,417 shares authorized, issued and outstanding as of December 31, 2021 and 2020; liquidation preference of $1,000 as of December 31, 2021 and 2020	965	965
Series A convertible preferred stock, $0.0001 par value — 3,233,871 shares authorized, issued and outstanding as of December 31, 2021 and 2020; liquidation preference of $30,000 as of December 31, 2021 and 2020	29,921	29,921
Series A+ convertible preferred stock, $0.0001 par value — 790,500 shares authorized, issued and outstanding as of December 31, 2021 and 2020; liquidation preference of $10,000 as of December 31, 2021 and 2020	9,883	9,883
Series B convertible preferred stock, $0.0001 par value — 778,839 shares authorized, issued and outstanding as of December 31, 2021 and 2020; liquidation preference of $89,896 as of December 31, 2021 and 2020	89,470	89,470
Series C convertible preferred stock, $0.0001 par value — 165,237 shares authorized, issued and outstanding as of December 31, 2021 and 2020; liquidation preference of $23,648 as of December 31, 2021 and 2020	19,318	19,318

Total mezzanine equity	152,978	152,978
Stockholders’ deficit:
Common stock, $0.0001 par value — 20,637,620 and 18,000,000 shares authorized as of December 31, 2021 and 2020, respectively; 5,018,676 and 4,696,352 shares issued and outstanding as of December 31, 2021 and 2020, respectively	1	—
Additional paid-in capital	89,326	55,310
Accumulated other comprehensive loss	(61)	(61)
Accumulated deficit	(307,597)	(244,053)

Total stockholders’ deficit	(218,331)	(188,804)

Total liabilities, mezzanine equity and stockholders’ deficit	$36,648	$16,529

The accompanying notes are an integral part of these consolidated financial statements.

Quanergy Systems, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	For the years ended December 31,
	2021	2020
Net sales	$3,928	$3,015
Cost of goods sold	3,939	2,586

Gross profit (loss)	(11)	429
Operating expenses:
Research and development	17,011	15,373
Sales and marketing	8,286	6,486
General and administrative	15,653	9,472

Operating expenses	40,950	31,331

Loss from operations	(40,961)	(30,902)
Interest expense, net	(21,484)	(6,346)
Other income (expense), net	(1,073)	1,420

Loss before income taxes	(63,518)	(35,828)
Income tax provision	(26)	(7)

Net loss	$(63,544)	$(35,835)

Net loss attributable per share to common stockholders, basic and diluted	$(9.00)	$(7.06)
Weighted-average shares used to compute net loss attributable per share to common stockholders, basic and diluted	7,059,609	5,077,336

The accompanying notes are an integral part of these consolidated financial statements.

Quanergy Systems, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands)

	For the years ended December 31,
	2021	2020
Net loss	$(63,544)	$(35,835)
Other comprehensive gain (net of tax):
Foreign currency translation gain	—	12

Comprehensive loss	$(63,544)	$(35,823)

The accompanying notes are an integral part of these consolidated financial statements.

Quanergy Systems, Inc.

Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit

(in thousands except number of shares)

	Convertible Preferred Stock		Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	7,695,112	$152,978	4,688,352	$—	$42,621	$(208,218)	$(73)	$(165,670)
Shares issued upon exercise of options	—	—	8,000	—	34	—	—	34
Issuance of common stock warrants	—	—	—	—	7,212	—	—	7,212
Stock-based compensation	—	—	—	—	5,443	—	—	5,443
Other comprehensive income (net of tax)	—	—	—	—	—	—	12	12
Net loss	—	—	—	—	—	(35,835)	—	(35,835)

Balance at December 31, 2020	7,695,112	152,978	4,696,352	—	55,310	(244,053)	(61)	(188,804)
Shares issued upon exercise of options	—	—	20,000	—	74	—	—	74
Issuance of common stock warrants	—	—	—	—	21,971	—	—	21,971
Exercise of common stock warrants	—	—	2,324	—	—	—	—	—
Issuance of Restricted Stock Awards (“RSA”)	—	—	300,000	1	7,904	—	—	7,905
Stock-based compensation	—	—	—	—	4,067	—	—	4,067
Other comprehensive income	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	(63,544)	—	(63,544)

Balance at December 31, 2021	7,695,112	$152,978	5,018,676	$1	$89,326	$(307,597)	$(61)	$(218,331)

The accompanying notes are an integral part of these consolidated financial statements.

Quanergy Systems, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	For the years ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(63,544)	$(35,835)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	11,972	5,443
Non-cash interest expense	21,155	5,927
Depreciation and amortization	948	1,192
Non-cash loss on issuance of convertible notes	—	26
Change in fair value of debt derivative liabilities	3,628	(1,402)

Bad debt expense	—	149
Non-cash gain on forgiveness of PPP loan	(2,515)	—
Other	—	63
Changes in operating assets and liabilities:
Accounts receivable	80	(109)
Inventory	1,575	852
Prepaid expenses and other current assets	(809)	219
Other long-term assets	(3,358)	4
Accounts payable	825	(420)
Accrued expenses	347	245
Accrued settlement liability	—	2,500
Other current liabilities	5	(251)
Other long-term liabilities	(433)	(418)

Net cash used in operating activities	(30,124)	(21,815)

Cash flows from investing activities
Proceeds from sale of property and equipment	—	226
Purchase of property and equipment	(47)	—

Net cash provided by (used in) investing activities	(47)	226

Cash flows from financing activities
Proceeds from issuance of convertible notes	37,225	415
Proceeds from issuance of convertible notes to related parties	11,475	15,700
Payments for issuance costs of convertible notes	(95)	(365)
Proceeds from PPP loan	—	2,515
Proceeds from exercises of stock options	74	34

Net cash provided by financing activities	48,679	18,299

Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	12
Net increase (decrease) in cash, cash equivalents and restricted cash	18,508	(3,278)
Cash, cash equivalents and restricted cash at beginning of period	7,668	10,946

Cash, cash equivalents and restricted cash at end of period	$26,176	$7,668

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$334	$452

Supplemental schedule of noncash investing and financing activities
Issuance of common stock warrants	$21,971	$7,212
Fair value of debt derivative liabilities related to issuance of convertible notes	$26,189	$5,231

The accompanying notes are an integral part of these consolidated financial statements.

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(1)	Organization

(a)	Description of Business

Quanergy Systems, Inc. (the “Company”) designs, develops and produces Light Detection and Ranging (“LiDAR”) sensors and is a leader in 3D sensing that delivers robust and intelligent real-time 3D object detection and classification solutions. Currently, the Company’s applications and products are targeted towards five key market groups: 1) the Security market where the Company builds applications leveraging the mechanical M Series LiDAR combined with proprietary software for perimeter security and intrusion detection applications; 2) the Smart Cities / Spaces market, where the Company’s flow management tools are used in cities and municipalities to improve the movement and safety of their citizens in dense urban settings; 3) the Mapping market, where customers are currently utilizing the M8 mechanical LiDAR for terrestrial and aerial mapping; 4) the Industrial market, where the Company is launching its solid state and mechanical LiDAR solutions for material handling, logistics, and measurement; and 5) the Transportation market which consists of passenger vehicles as well as heavy vehicles and off highway applications such as agricultural and mining equipment, where the Company is primarily looking to service this market through its solid state S Series LiDAR for use in Advanced Driver Assist Systems as well as in highly automated vehicle applications.

The Company was founded in 2012 and is currently headquartered in Sunnyvale, California, with subsidiaries in Canada, the United Kingdom, Germany, United Arab Emirates, China, Hong Kong and Japan.

(b)	Liquidity

As of December 31, 2021, the Company had $26.1 million of cash and cash equivalents. The Company has historically generated recurring net losses and negative cash flows from operations, however, the Company has raised capital, as discussed in “Note 20 – Subsequent Events”, by consummating its merger with a subsidiary of CITIC Capital Acquisition Corp. (“CCAC”). CCAC was a publicly traded special purpose acquisition company. Upon consummation of the Merger, the Company’s convertible promissory notes outstanding as of December 31, 2021, with an original maturity date of March 15, 2022, were repaid in full including principal and accrued interest. The Company’s convertible promissory notes due to mature in 2023 were converted into shares of common stock

(c)	Going Concern

The Company has prepared its consolidated financial statements assuming that the Company will continue as a going concern. As of December 31, 2021, the Company had $26.1 million of cash and cash equivalents. Further, as discussed in “Note 20 – Subsequent Events”, the Company completed its business combination transaction on February 8, 2022, and effectively settled its outstanding debt balance of $106 million, thereby providing the Company with additional future financial flexibility. The transaction also gives the Company access to $125 million from a previously announced share subscription facility from Global Emerging Markets Group (“GEM”), a Luxembourg-based private alternative investment group, once the effectiveness of the resale S-1 Registration Statement is completed, which is expected to occur in the second quarter of FY 2022. As registration effectiveness is not entirely in the Company’s control, should the Company not be able to access the GEM facility, it would be forced to seek other forms of financing which may not be available in sufficient amounts to fund its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern, for a period of twelve months following the date of issuance of financial statements for the year ending December 31, 2021. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(d)	Basis of Presentation

The consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

(e)	Business Combination

On June 21, 2021, the Company entered into an agreement and plan of merger, as amended on June 28, 2021 and further amended on November 14, 2021 and December 26, 2021 (the “Merger Agreement”), with CCAC and CITIC Capital Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of CCAC (“Merger Sub”). On February 8, 2022, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company, the separate corporate existence of Merger Sub ceased, and the Company became the surviving corporation and a wholly owned subsidiary of CCAC (the “Merger”). The Business Combination is more fully discussed in “Note 20 – Subsequent Events”.

(f)	Impact of Covid-19

Since early 2020, changes in consumers’ behavior and government-imposed restrictions because of the Covid-19 pandemic have impacted businesses in various ways. The extent of the impact of the COVID-19 pandemic over the longer term remain uncertain and will depend largely on future developments that cannot be accurately predicted at this time, including the duration and the spread of the pandemic both globally and within the United States, the introduction and severity of new variants of the virus and their resistance to currently approved vaccines, as well as the potential negative impact these and other factors may have on our business.

With respect to our results, sales for the years ended December 31, 2021 and 2020 were heavily impacted by Covid-19 primarily due to the delay of projects and slowing overall business activity, as well as, in certain cases, the inability to physically access customer sites. Despite these setbacks, we reacted quickly to help offset the negative cash flow impacts of these factors with key elements of our cash preservation plan in 2020 including furloughing nearly 50% of our employees, negotiating extended payment terms with vendors, cutting wages across the entire workforce and reducing overall external contractor spending. We also benefited from a $2.5 million Paycheck Protection Program (“PPP”) loan from the Small Business Administration.

While business conditions improved sequentially each quarter in 2021, broader implications of the COVID-19 pandemic were present throughout the year on our workforce, operations, supply chain and customer demand. Turning to 2022, significant uncertainties remain relating to disruptions from COVID-19, broad based supply chain shortages, and geopolitical risks related to the events unfolding in the Ukraine.

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(2)	Summary of Significant Accounting Policies

(a)	Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, as well as related disclosure of contingent assets and liabilities. Estimates are used for the fair value of common stock and convertible preferred stock, embedded derivative valuation, stock-based awards and other issuances, revenue recognition, useful lives of long-lived assets, warranty reserves, allowance for doubtful accounts, net realizable value of inventory, contingencies, valuation allowance for deferred tax assets and uncertain tax positions. Actual results could differ materially from the Company’s estimates. To the extent that there are material differences between these estimates and actual results, the Company’s financial condition or operating results will be affected. The Company bases its estimates on past experience and other assumptions that the Company believes are reasonable under the circumstances, and the Company evaluates these estimates on an ongoing basis.

(b)	Significant Risks and Uncertainties

The Company is subject to those risks common in the technology industry and also those risks common to early stage companies including, but not limited to, the possibility of not being able to successfully develop or market its products as forecasted, technological obsolescence, competition, dependence on key personnel and key external alliances, the successful protection of its proprietary technologies, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.

(c)	Concentration of Risks

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and accounts receivable. The Company’s cash and cash equivalents and restricted cash are on deposit with major financial institutions. Such deposits may be in excess of insured limits. The Company believes that the financial institutions that hold the Company’s cash are financially sound, and accordingly, minimum credit risk exists with respect to these balances. The Company has not experienced any losses due to institutional failure or bankruptcy. The Company performs credit evaluations of its customers and generally does not require collateral for sales on credit. The Company reviews accounts receivable balances to determine if any receivables will potentially be uncollectible and includes any amounts that are determined to be uncollectible in the allowance for doubtful accounts. As of December 31, 2021, there were two customers who had outstanding balances accounting for 26% and 21% of the total accounts receivable balance, respectively. As of December 31, 2020, there were three customers who had outstanding balances accounting for 16%, 16% and 10% of the total accounts receivable balance, respectively.

Concentration of customers

For the year ended December 31, 2021, two customers represented 10% or more of net sales. For the year ended December 31, 2020, no customer represented 10% or more of net sales.

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Concentration of suppliers

For the year ended December 31, 2021, two suppliers represented 52% and 10% of the Company’s inventory purchases, accounting for $0.6 million and $0.2 million in purchases, respectively. For the year ended December 31, 2020, two suppliers represented 63% and 11% of the Company’s inventory purchases, accounting for $0.8 million and $0.1 million in purchases, respectively.

(d)	Foreign Currency

The functional currencies of the Company’s subsidiaries, which are located in Canada, the United Kingdom, Germany, United Arab Emirates, China, Hong Kong, and Japan, are their local currencies. Assets and liabilities are translated into U.S. dollars at end-of-period exchange rates. Revenue and expense transactions are translated at average exchange rates in effect during each reporting period. The effects of foreign currency translations are recorded as a component of other comprehensive loss and the Company recognized $0 and $12 thousand in other comprehensive income for the years ended December 31, 2021 and 2020, respectively.

(e)	Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid securities that mature within three months or less from the original date of purchase to be cash equivalents. The Company maintains the majority of its cash balances with commercial banks in interest bearing accounts. Cash and cash equivalents include cash held in checking and savings accounts and highly liquid securities with original maturity dates of three months or less from the original date of purchase.

The restricted cash balance as of December 31, 2021 and 2020 represents $70 thousand related to collateral to offset certain short-term, unsecured lending commitments associated with the Company’s corporate credit card program.

(f)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, the current receivables aging and customer payment patterns. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2021, and 2020, the Company provided for an allowance for doubtful accounts totaling $224 thousand. The Company does not have any off-balance sheet credit exposure related to its customers.

(g)	Inventory

Inventory consists of raw materials, work-in-progress and finished goods representing the sensors and related components that the Company produces. Costs are computed under the standard cost method, which approximates actual costs determined on a first-in, first-out basis, and include freight and overhead expenses incurred to bring the inventory to its location and condition. The Company identifies inventory which is considered obsolete or in excess of anticipated demand based on a consideration of marketability and product life cycle stage, product development plans, component cost trends, demand forecasts, historical net sales, and assumptions about future demand and market conditions to state inventory at the lower of cost or net realizable value.

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(h)	Revenue Recognition

Revenue is recognized when a customer obtains control of promised products and services and the Company has satisfied its performance obligations. The amount of revenue recognized reflects the consideration which the Company expects to be entitled to receive in exchange for the products and services. To achieve this core principle, the Company applies the following five steps:

Step 1. Identification of the contract(s) with a customer;

Step 2. Identification of the performance obligations in the contracts(s);

Step 3. Determination of the transaction price;

Step 4. Allocation of the transaction price to the performance obligations;

Step 5. Recognition of the revenue when, or as, the Company satisfies a performance obligation.

Nature of goods and services

The Company determines it has a contract with a customer when (i) it is enforceable and defines each party’s rights regarding the products and services to be transferred and identifies the payment terms related to the products and services, (ii) it has commercial substance and, (iii) collection of substantially all consideration for products and services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The Company applies judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors including the customer’s historical payment experience or, in the case of a new customer, published credit and financial information pertaining to the customer.

The Company primarily enters into standard supply arrangements. Standard supply arrangements include the customer option to purchase LiDAR sensors, accessories, Quanergy Processing Units, servers, Qortex software, post-contract support services (“PCS”) and extended warranties either on a standalone basis or in a bundled arrangement over specified periods. The Qortex software is offered either as a perpetual or term-based license.

To the extent a contract includes multiple promised products and services, the Company must apply judgment to determine whether promised products and services are capable of being distinct and are distinct in the context of the contract. If these criteria are not met, the promised products and services are accounted for as a combined performance obligation. The Company has determined that all of its promises are distinct, with the exception of certain software, training, certification, and professional services which are considered immaterial in the context of customer contracts and for which the Company has elected the practical expedient for immaterial goods and services.

Hardware

Based on the Company’s general terms of sale, legal title and physical possession of the Company’s hardware products, which include LiDAR sensors, accessories, Quanergy Processing Units, and servers, are transferred to the customer at shipment. Revenue on hardware is recognized at a point in time once the contractual shipping terms have been met and control is transferred.

Software

The Company primarily sells Qortex software licenses. Qortex software license arrangements provide a term-based or perpetual license bundled with related PCS. License revenue is primarily derived from the software that is embedded with the hardware or is deployed on the customers’ own servers. Licenses were determined to have significant standalone functionality and revenue is recognized upon transfer of control to the customer. The control for software is transferred at the later of delivery to the customer or the software license start date, however, there is ultimately minimal difference as the license keys are typically activated shortly after sale.

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The term-based license arrangements generally have terms ranging from one to two years and are invoiced to customers in advance upon execution of the contract. Amounts that have been invoiced are recorded in accounts receivable and in either deferred revenue or revenue in the accompanying consolidated financial statements, depending on whether the underlying performance obligation has been satisfied.

Post-contract support services

Typically, the Company provides PCS, including unspecified updates, upgrades, and minor bug-fixes, for the term of a contract, which ranges from 12 to 24 months. PCS meets the criteria for over-time revenue recognition as the customer simultaneously receives and consumes the benefit of the services as the Company performs. As such, revenue is recognized ratably over the life of the agreement.

Extended warranties

The Company typically provides a two-year standard limited warranty on its hardware offerings that covers manufacturing defects in material or workmanship.

In certain contracts, the Company provides the customer the option to purchase extended warranties, in addition to the warranty provided as part of the Company’s customary business practice. The extended warranty is a separate performance obligation and meets the criteria for over-time revenue recognition as the customer simultaneously receives and consumes the benefit of the services as the Company performs. Similar to PCS, the extended warranty is representative of a stand-ready obligation, provided on a when-and-as needed basis, which does not follow a specific pattern of delivery. This performance obligation is satisfied over-time and hence, revenue is recognized ratably over the extended warranty term.

Contracts with multiple performance obligations

For contracts which contain multiple performance obligations, the Company allocates revenue to each distinct performance obligation based on the standalone selling price (“SSP”). As prices vary from customer to customer based on customer relationship, volume discount, and contract type, the Company has determined that the estimated sales price of its product is not directly observable. Accordingly, the Company estimates SSP using the expected cost plus a margin approach. The Company considers all reasonably available information in making these estimate including forecasted costs of developing and supplying each performance obligation, historical margins for products previously sold and adjustments for factors, such as current business priorities, class of customer, and market conditions.

Disaggregation of revenues

The Company disaggregates its revenue from contracts with customers by timing of transfer of goods or services to customers (point in time or over-time) and geographic region based on the customer’s location, as it believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors.

Total revenue based on the disaggregation criteria described above is as follows (in thousands):

	Year ended December 31,
	2021	2020
Point in time	$3,859	$2,747
Over-time	69	268

Total net sales	$3,928	$3,015

Revenue by geographic region can be found in “Note 16 – Segment Reporting and Geographic Information.”

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Shipping and handling costs and certain taxes

Taxes collected from customers and remitted to governmental authorities are not included in net sales. Shipping and handling costs associated with outbound freight are accounted for as a fulfillment cost and are included in both net sales (for amounts invoiced to customers) and cost of goods sold in the accompanying consolidated statements of operations.

Deferred revenue

Revenue is deferred when the Company has the right to invoice in advance of services being provided. The upfront payment pattern relative to the delivery of software licenses and its related support and maintenance and associated revenue recognition generates deferred revenue. Current and non-current portion of deferred revenue is recorded in other current liabilities and other long-term liabilities respectively, in the accompanying consolidated balance sheets.

The deferred revenue balance, as shown below, excludes customer deposits of $1.0 million and $1.1 million as of December 31, 2021 and 2020, respectively, primarily related to products and services which were billed in advance. Standard payment terms to customers range from 30 to 60 days; however, payment terms and conditions in the Company’s customer contracts may vary. In most cases, customers prepay for services in advance of delivery of the related services.

The following provides information about deferred revenue from contracts with customers as of December 31, 2021, 2020 and 2019 (in thousands):

	As of December 31,
	2021	2020	2019
Deferred revenue, current	$72	$67	$226
Deferred revenue, non-current	4	3	—

Total deferred revenue	$76	$70	$226

Transaction price allocated to remaining performance obligations

As of December 31, 2021 and 2020, the aggregate amount of the transaction price allocated to remaining performance obligations was immaterial.

Contract assets

Under Topic 606, contract assets include amounts related to the contractual right to consideration for both completed and partially completed performance obligations that may not have been invoiced. The contract assets are transferred to receivables when the rights become unconditional. Contract assets are expected to be included in prepaid expenses and other current assets in the accompanying consolidated balance sheets. There were no contract assets as of December 31, 2021 and 2020.

Deferred commission costs

The Company applies the practical expedient to expense contract related costs as incurred if the expected benefit period is one year or less. This applies to all the sales commissions paid as the majority of the Company’s contracts have a benefit period of not more than one year.

Deferred transaction costs

The Company capitalizes certain advisory, legal, accounting, and other professional fees that are directly associated with the Merger Agreement (per Note 1). After the consummation of the business combination, the acquisition-related transaction costs are accounted for as equity issuance costs. As of December 31, 2021 and 2020, the Company had $3.4 million and $0, respectively, of deferred transaction costs included in other long-term assets on the consolidated balance sheets.

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(i)	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in the current period. Repair and maintenance costs are expensed as incurred. Depreciation and amortization are calculated using the straight-line method over the following estimated useful lives of the assets:

Useful Lives
Machinery and equipment	5-10 years
Furniture and fixtures	5-7 years
Computer equipment	3-5 years
Computer software	3 years
Leasehold improvements	Lesser of the useful life or the remaining term of the lease

(j)	Cost of Goods Sold

Cost of goods sold includes actual cost of material, labor and manufacturing overhead incurred for revenue-producing units shipped, and includes associated warranty costs, and other costs.

(k)	Research and Development

Research and development costs are expensed as incurred and consist primarily of personnel and related costs for product development activities. Research and development costs also includes professional fees payable to third-parties, license and subscription fees for development tools and pre-production product related costs, and manufacturing-related costs associated with product development.

(l)	Collaborative Arrangements

The Company has entered into multiple collaborative arrangements that provide the Company with varying rights to develop products together with its collaborative partners. Cost reimbursements paid to the collaborative partners are recognized as incurred and included in research and development expense in the accompanying consolidated statements of operations. Terms of the collaboration agreements may require the Company to make payments based upon the achievement of certain milestones. Upfront and milestone payments payable by the Company to collaborative partners are recorded as prepaid expenses and other current assets in the accompanying consolidated balance sheets and are recognized as a research and development expenses as the services are performed. During the years ended December 31, 2021 and 2020 the Company was working under collaborative arrangements with three separate suppliers. Amounts related to the collaborative arrangements are classified in the accompanying consolidated statements of operations as research and development expense in the amounts of $0.2 million and $0.8 million for the years ended December 31, 2021 and 2020, respectively.

(m)	Advertising and Promotional Expenses

Advertising and promotional costs are expensed as incurred and included in sales and marketing expense in the accompanying consolidated statements of operations. Advertising costs totaled $0.7 million and $0.5 million for the years ended December 31, 2021 and 2020, respectively.

(n)	Income Taxes

Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company recognizes accrued interest and penalties, if any, related to unrecognized tax benefits in tax expense.

(o)	Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, and quoted market values, as considered necessary.

There were no impairment charges for the years ended December 31, 2021 and 2020.

(p)	Stock-Based Compensation

The Company recognizes stock-based compensation expense over the requisite service period on a straight-line basis for all share-based payments that are expected to vest to employees, non-employees, and directors, including grants of employee stock options and other share-based awards. Equity-classified awards issued to employees, non-employees and directors are measured at the grant-date fair value of the award. Forfeitures are recognized as they occur. For accounting purposes, the Company estimates grant-date fair value of stock options using the Black-Scholes-Merton (“BSM”) option-pricing model. The BSM option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the risk-free interest rates, the expected term of the option, the expected volatility of the price of the Company’s common stock and the expected dividend yield of the Company’s common stock.

(q)	Fair Value Measurement

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

•

Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The following table sets forth the Company’s financial assets and liabilities that were measured at fair value, on a recurring basis (in thousands):

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial Assets
Cash and cash equivalents:
Money market funds	$26,031	$—	$—	$26,031

Total assets	$26,031	$—	$—	$26,031
Financial Liabilities
Debt derivative liabilities	$—	$—	$26,189	$26,189

Total liabilities	$—	$—	$26,189	$26,189

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Financial Assets
Cash and cash equivalents:
Money market funds	$7,515	$—	$—	$7,515

Total assets	$7,515	$—	$—	$7,515
Financial Liabilities
Debt derivative liability	$—	$—	$5,021	$5,021

Total liabilities	$—	$—	$5,021	$5,021

The fair value of accounts receivable, accounts payable, and accrued expenses approximated their carrying values as of December 31, 2021 and 2020, due to their short-term nature. The Company records long-term debt and long-term debt due to related parties on an amortized cost basis.

The fair value of the Convertible Notes was $99.0 million as of December 31, 2021. The carrying value of the Convertible Notes of $105.8 million, net of $38.6 million of unamortized debt discount and issuance costs, was recorded as long-term debt totaling $16.2 million, long-term debt - related party totaling $16.7 million, and short-term debt totaling $34.3 million as of December 31, 2021.

The fair value of the Convertible Notes was $45.1 million as of December 31, 2020. The carrying value of the Convertible Notes of $51.3 million, net of $11.9 million of unamortized debt discount and issuance costs, was recorded as long-term debt totaling $33.4 million and long-term debt - related party totaling $6.0 million as of December 31, 2020.

Level 3 instruments consist solely of the Company’s embedded derivative in the Company’s notes payable. The Company classifies its financial instruments within Level 3 of the fair value hierarchy due to lack of market data. See “Note 13 – Borrowing Arrangements” for details on the valuation of the embedded derivative in the convertible notes.

There were no transfers between Level 1, Level 2 or Level 3 fair value hierarchy categories of financial instruments for the years ended December 31, 2021 and 2020.

(r)	Net Loss Per Share of Common Stock

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its convertible preferred stock to be participating securities. Net loss is attributed to common stockholders

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

and participating securities based on their participation rights. Net loss attributable to common stockholders is not allocated to the convertible preferred stock as the holders of the convertible preferred stock do not have a contractual obligation to share in any losses.

Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.

Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of convertible preferred stock, stock options, restricted stock units, and convertible notes. As the Company has reported losses for all periods presented, all potentially dilutive securities including convertible preferred stock, stock options, restricted stock units, common stock warrants and convertible notes, are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

(s)	Derivative Liabilities

The Company evaluates the embedded conversion features within its convertible debt instruments under ASC 815-15 and ASC 815-40 to determine if the conversion feature meets the definition of a liability and, if so, whether to bifurcate the conversion feature and account for it as a separate derivative liability. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether net-cash settlement of the derivative instrument could be required within twelve months after the balance sheet date. The derivative is subject to re-measurement at the end of each reporting period, with changes in fair value recognized as a component of other income (expense), net, in the consolidated statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the conversion or maturity of the debt instruments.

(t)	Recently Adopted Accounting Pronouncements

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-15, Intangibles — Goodwill and Other — Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The intent of this pronouncement is to align the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal use software as defined in ASC 350-40. Under ASU 2018-15, the capitalized implementation costs related to a cloud computing arrangement will be amortized over the term of the arrangement and all capitalized implementation amounts will be required to be presented in the same line items of the consolidated financial statements as the related hosting fees. The Company adopted the standard beginning January 1, 2021 on a prospective basis and this did not have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. ASU 2019-12 will be effective for public entities for interim and annual periods beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 will be effective for private entities for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2020, with early adoption

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

permitted. The Company is eligible to adopt ASU 2019-12 under the private company transition guidance beginning January 1, 2022, but the Company early adopted this ASU effective January 1, 2021. The adoption of this ASU did not have a material impact on the consolidated financial statements and related disclosures.

(u)	Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which will require, among other items, a lessee to recognize in the consolidated balance sheet a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. Qualitative and quantitative disclosures will be enhanced to better understand the amount, timing and uncertainty of cash flows arising from leases. The Company adopted this new guidance on January 1, 2022, using the modified retrospective approach.

The adoption of Topic 842 resulted in recognition of operating lease right-of-use assets and operating lease obligations that are not expected to have a material impact on our balance sheet, results of operations and cash flows. The Company’s operating leases primarily comprise of office facilities, with the most significant leases relating to corporate headquarters in Sunnyvale, CA.

In June 2016, the FASB issued ASU 2016-13, Financial instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company expects to adopt ASU 2016-13 under the private company transition guidance beginning January 1, 2023. The Company does not expect the adoption of this guidance to have a material impact on the consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. ASU 2020-06 is effective for public and private companies’ fiscal years beginning after December 15, 2021, and December 15, 2023, respectively, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the timing of adoption and the impact on the consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). This guidance clarifies certain aspects of the current guidance to promote consistency among reporting of an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted for all entities, including adoption in an interim period. The Company does not expect the adoption of this guidance to have a material impact on the consolidated financial statements and related disclosures.

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(3)	Inventory

Inventory consists of the following (in thousands):

	As of December 31,
	2021	2020
Raw materials	$2,292	$2,993
Work in progress	578	647
Finished goods	372	1,177

Total inventory	$3,242	$4,817

(4)	Property and Equipment, net

Property and equipment, net consists of the following (in thousands):

	As of December 31,
	2021	2020
Machinery and equipment	$5,568	$5,555
Furniture and fixtures	182	182
Computer equipment	1,008	973
Computer software	35	36
Leasehold improvements	349	349

Total property and equipment	7,142	7,095
Less accumulated depreciation and amortization	(5,234)	(4,286)

Total property and equipment, net	$1,908	$2,809

Depreciation and amortization expense totaled $0.9 million and $1.2 million for the years ended December 31, 2021 and 2020, respectively.

(5)	Accrued Expenses

Accrued expenses consist of the following (in thousands):

	As of December 31,
	2021	2020
Accrued payroll	$1,520	$1,325
Accrued expenses	696	577
Warranty reserve	181	181
Other accrued expenses	38	5

Total accrued expenses	$2,435	$2,088

(6)	Other Current Liabilities

Other current liabilities consist of the following (in thousands):

	As of December 31,
	2021	2020
Deferred revenue	$72	$67
Customer deposits	200	200
Restructuring liability	293	293
Embedded derivative liability	172	—

Total other current liabilities	$737	$560

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(7)	Other Long-term Liabilities

The other long-term liabilities consist of the following (in thousands):

	As of December 31,
	2021	2020
Customer deposits	$750	$850
Restructuring liability	49	342
Other long-term liabilities	4	44

Total other long-term liabilities	$803	$1,236

(8)	Employee Benefit Plan

The Company sponsors a 401(k) defined contribution plan (“401(k) Plan”) for its eligible employees. This 401(k) Plan provides for tax-deferred salary deductions for all eligible employees. Employee contributions are voluntary. Employees may contribute the maximum amount allowed by law, as limited by the annual maximum amount as determined by the Internal Revenue Service. The Company may match employee contributions in amounts to be determined at the Company’s sole discretion. The Company made no contributions to the 401(k) Plan for the years ended December 31, 2021 and 2020.

(9)	Restructuring Costs

For the year ended December 31, 2019, the Company entered into a restructuring plan to consolidate some of its facilities, dispose of certain property and equipment and terminate certain employees. As part of the restructuring plan, the Company entered into a Lease Termination Agreement to early terminate an existing facility lease. As part of the Lease Termination Agreement, the Company ceased use of the facility and vacated the premises in November 2019. Future payments under the Lease Termination Agreement are detailed in “Note 15 – Commitments and Contingencies.”

The Company did not incur any restructuring costs for the years ended December 31, 2021 and 2020.

The following table summarizes the activity related to the restructuring costs liability account for the years ended December 31, 2021 and 2020 (in thousands):

	Year ended December 31,
	2021	2020
Balance at January 1	$635	$1,047
Cash payments	(293)	(412)

Balance at December 31	$342	$635

(10)	Other Income (Expense), Net

Other income (expense), net consists of the following (in thousands):

	Year ended December 31,
	2021	2020
Loss on issuance of convertible notes	$—	$(26)
Gain on forgiveness of PPP loan	2,515	—
Remeasurement of fair value for debt derivative liability	(3,628)	1,402
Other	40	44

Total other income (expense), net	$(1,073)	$1,420

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(11)	Common Stock

As of December 31, 2021, the Company has authorized the issuance of 20,637,620 shares of common stock.

The Company has reserved shares of common stock for issuance related to the following convertible preferred stock, stock options, warrants, restricted stock units (“RSUs”) and future grants:

	As of December 31,
	2021	2020
Series Seed convertible preferred stock	2,231,248	2,231,248
Series Seed-2 convertible preferred stock	495,417	495,417
Series A convertible preferred stock	3,233,871	3,233,871
Series A+ convertible preferred stock	790,500	790,500
Series B convertible preferred stock	778,839	778,839
Series C convertible preferred stock	165,237	165,237
Common stock warrants	3,156,705	911,421
Stock options and RSUs, issued and outstanding	3,932,325	2,620,688
Common stock authorized for future issuance	-127	225,298

	14,784,015	11,452,519

The authorized share limit is increased by the Company whenever the number of common shares authorized is not sufficient to cover what has been issued and granted. An increase to total authorized shares of common stock is detailed in “Note 20 – Subsequent Events”.

Common Stock Warrants

As of December 31, 2021, the Company had the following common stock warrants outstanding to purchase shares of the Company’s common stock (in thousands, except for share and per share amounts):

Date of issue	Shares	Exercise Price	Fair Value at Issuance, Net	Expiration
February 2021	1,623,303	0.01	$21,971	March 24, 2025
March, August, and October 2020	909,097	0.01	7,211	March 24, 2025

	2,532,400		$29,182

In November 2019, the Company issued warrants to purchase 2,324 shares of the Company’s common stock with an exercise price of $0.01 per share in connection with early termination of a lease facility. These warrants were exercised in September 2021.

During fiscal year 2020, the Company issued warrants to purchase 909,097 shares of the Company’s common stock with an exercise price of $0.01 per share in conjunction with the issuance of $16.1 million convertible promissory notes (the “2023 Initial Notes”). These warrants expire in March 2025.

The common stock warrants are valued using the Black-Scholes model at $16.28 at issuance. The Company allocated the proceeds from the issuance of the 2023 Initial Notes between the convertible notes and the common stock warrants on a relative fair value basis. The Company allocated approximately $7.2 million to the common stock warrants, included within additional paid-in capital on the consolidated balance sheets. The warrants are not remeasured in future periods as they meet the conditions for equity classification. See “Note 13 – Borrowing Arrangements” for additional details on the 2023 Initial Notes.

In February 2021, the Company issued warrants to purchase 1,623,303 shares of common stock in conjunction with the issuance of $48.7 million in convertible promissory notes (the “Extension Notes”). These Extension Notes have similar terms to the 2023 Initial Notes (the “2023 Initial Notes”, together with the “Extension Notes”, referred to as the “2023 Notes”).

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

These warrants are exercisable for shares of common stock at $0.01 per share and expire in March 2025. The common stock warrants are valued using the Black-Scholes model at $25.26 at issuance. The Company allocated the proceeds from the issuance of the Extension Notes between the convertible notes and the common stock warrants on a relative fair value basis. The Company allocated approximately $22.0 million to the common stock warrants, included within additional paid-in capital on the consolidated balance sheets. The warrants are not remeasured in future periods as they meet the conditions for equity classification. See “Note 13 – Borrowing Arrangements” for additional details on the Extension Notes.

In June 2021, the Company issued warrants to purchase 624,305 shares of common stock of the Company, subject to adjustment, in conjunction with the Sensata Collaboration Agreement. These warrants are exercisable for shares of common stock at $0.01 per share and expire in June 2026. These warrants become exercisable into shares of the new Company after the Close of the Merger Agreement. Refer to “Note 1. (c) Business Combination” and “Note 19 – Related Party Transactions” for additional details.

The following assumptions were used to calculate the fair value of the common stock warrants issued:

Expected term	3.0 years
Expected volatility	42.9%
Risk-free interest rate	0.18%-0.41%
Expected dividends	0.0%

(12)	Convertible Preferred Stock

As of December 31, 2021 and 2020, the Company’s convertible preferred stock consisted of the following (in thousands, except share data):

	As of December 31, 2021 and December 31, 2020
	Authorized shares	Shares issued and outstanding	Proceeds, net of issuance costs	Aggregate liquidation preference
Shares designated as:
Series Seed convertible preferred stock	2,231,248	2,231,248	$3,421	$3,500
Series Seed-2 convertible preferred stock	495,417	495,417	965	1,000
Series A convertible preferred stock	3,233,871	3,233,871	29,921	30,000
Series A+ convertible preferred stock	790,500	790,500	9,883	10,000
Series B convertible preferred stock	778,839	778,839	89,470	89,896
Series C convertible preferred stock	165,237	165,237	16,260	23,648

	7,695,112	7,695,112	$149,920	$158,044

A complete description of the rights, preferences, privileges and restrictions of the convertible preferred stock are in the amended and restated articles of incorporation. Significant rights and preferences of the outstanding convertible preferred stock are as follows:

Conversion – All of the convertible preferred stock instruments are convertible at the option of the holder at any time, or immediately upon the closing of a firm commitment underwritten public offering in which the gross cash proceeds to the Company are at least $50 million with a per share price in excess of the Series C original issue price. Given that the conversion price is currently fixed, the Company would issue a fixed number of shares of common stock to settle the convertible preferred stock, unless a down round of common stock is issued, in which case the conversion price would be adjusted to maintain the value of preferred stock converted to common stock. The conversion price for each outstanding share of Series Seed, Series Seed-2, Series A, Series A+, Series B and Series C convertible preferred stock is $1.57, $2.02, $9.28, $12.65, $115.42 and $143.12, respectively.

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Redemption – The convertible preferred stock does not contain any mandatory redemption features, however, they may be redeemed upon an event that is not solely within the control of the Company. As such, the convertible preferred stock is classified as temporary equity (mezzanine equity) in the accompanying consolidated financial statements.

Dividends – Holders of the convertible preferred stock are entitled to receive noncumulative cash dividends in preference to any dividend on the common stock, at the rate of 8% per annum of the original issue price, when and as declared by the Board of Directors. To date, no dividends have been declared.

Liquidation Preference – Upon a liquidation event, the Company’s assets will be distributed to holders of convertible preferred stock, in preference to the holders of common stock, in the following order: (i) first, to the holders of Series C convertible preferred stock at a per share amount equal to the greater of (y) the original issue price plus any declared but unpaid dividends, or (z) the amount such holders would have received had they converted their convertible preferred stock into common stock immediately prior to such event, (ii) then, to holders of Series B convertible preferred stock at a per share amount equal to the greater of (y) the original issue price plus any declared but unpaid dividends, or (z) the amount such holders would have received had they converted their convertible preferred stock into common stock immediately prior to such event, and (iii) then, on a pari passu basis, among the holders of Series A convertible preferred stock, Series A+ convertible preferred stock, Series Seed convertible preferred stock and Series Seed-2 convertible preferred stock at a per share amount equal to the greater of (y) the applicable original issue price plus any declared but unpaid dividends, or (z) the amount such holders would have received had they converted their convertible preferred stock into common stock immediately prior to such event. Any remaining assets shall be distributed among the holders of common stock pro rata, based on the number of shares of common stock held by each.

Voting – Each share of convertible preferred stock is entitled to one vote for each share of common stock into which such share of convertible preferred stock is convertible.

(13)	Borrowing Arrangements

Convertible Notes

2022 Notes

The Company issued convertible promissory notes of $24.8 million in March 2018 and $0.7 million in June 2018 (the “2022 Notes”) to various investors. The 2022 Notes are secured by a security agreement and mature in March 2022, unless earlier converted at the option of the investors.

The principal amount shall accrue interest at 1.5% per annum, payable biannually, and additional interest at 8.0% per annum, which will be added to the principal and compounded on each payment date. Prior to maturity, the investors may elect to convert all or a portion of the outstanding principal and accrued and unpaid interest on the 2022 Notes to equity based on various conversion events.

The 2022 Notes contain an embedded derivative representing the debt conversion features and the fair value of the derivative which was recorded as a liability with an offsetting amount recorded as a debt discount against the carrying value of the 2022 Notes. The debt discount is amortized to interest expense over the term of the 2022 Notes, using the effective interest rate method. The derivative liability is re-valued at the end of each reporting period using a probability-weighted discounted cash flow model. The model used in valuing this derivative liability requires the use of significant estimates and assumptions including but not limited to: 1) expected cash flows the Company expects to go to the noteholders; 2) the Company’s risk adjusted discount rates; and 3) the probability of a change in control occurring during the term of the 2022 Note, and when it would occur. Changes in the estimated fair value of the derivative liability are recorded in other income (expense), net, on the accompanying consolidated statements of operations.

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

As of December 31, 2021 and 2020, the fair value of the derivative liability was $0.2 million and $0.5 million and is recorded in other current liabilities and derivative liability on the consolidated balance sheets, respectively.

The estimated fair value of the embedded derivative is as follows (in thousands):

Embedded derivative liability
Fair value as of December 31, 2019	$1,192
Change in fair value	(643)

Fair value as of December 31, 2020	549
Change in fair value	(377)

Fair value as of December 31, 2021	$172

The Company incurred approximately $0.9 million of fees related to issuance of the 2022 Notes in the form of advisor fees, legal fees and other related expenses. These costs were recorded as debt discount and are being amortized to interest expense over the term of the 2022 Notes, using the effective interest rate method.

The following table represents the total amount of interest expense recognized in interest expense, net on the consolidated statements of operations (in thousands):

	Year ended December 31,
	2021	2020
Contractual interest expense	$3,074	$2,850
Amortization of debt discount	560	519
Amortization of debt issuance costs	233	233

	$3,867	$3,602

2023 Notes

In 2020, the Company issued convertible promissory notes of approximately $8.1 million in March 2020, $7.5 million in August 2020 and $0.5 million in October 2020 to various investors, which mature in March 2023 (the “2023 Initial Notes”). In conjunction with the 2023 Initial Notes, the Company issued 909,097 common stock warrants. The Company issued additional convertible promissory notes of approximately $48.7 million in February 2021 to various investors, which also mature in March 2023 (the “Extension Notes”). In conjunction with the Extension Notes, the Company issued 1,623,303 common stock warrants. See “Note 11 – Common Stock” for additional details.

The principal amount of the outstanding balance on the 2023 Initial Notes and the Extension Notes (together, the “2023 Notes”) shall accrue interest at 10.0% per annum, payable at maturity in March 2023. Prior to maturity, the 2023 Notes may be redeemed for an amount equal to 200% of the principal amount of the outstanding balance and the unpaid accrued interest in the event of a change in control, or converted, either voluntarily at the option of the investor or automatically to equity based on various conversion events.

In accounting for the issuance of the 2023 Notes, the Company separated the 2023 Notes into liability and equity components, consisting of embedded derivatives representing the redemption and conversion features, and common stock warrants, respectively. The fair value of the derivatives were calculated using the “with and without” method. The key valuation assumptions used consist of the discount rate and the

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

probability of the occurrence of various conversion events. The fair value of the liability and equity components exceeded the 2023 Initial Notes gross proceeds therefore, the fair value of the components were allocated on a relative fair value basis. At issuance of the 2023 Initial Notes, the derivative liability and common stock warrants received relative fair value allocations of $5.2 million and $7.2 million, respectively, with the offset to debt discount, and the remaining immaterial balance was recorded as a loss in other income (expense), net on the consolidated statements of operations. At issuance of the Extension Notes, the fair value of the liability and equity components were $17.5 million and $22.0 million respectively.

The derivative liabilities are re-valued at the end of each reporting period. Changes in the estimated fair value of the derivatives are recorded in other income (expense), net, on the accompanying consolidated statements of operations. As of December 31, 2021, the fair value of the derivative liability related to the 2023 Notes was $26.0 million, recorded in derivative liability on the consolidated balance sheet.

The equity component is included in additional paid-in capital on the consolidated balance sheet. The equity component is not remeasured.

The 2023 Notes issuance costs were approximately $0.4 million, consisting of advisor fees, legal fees and other related expenses. The Company allocated the total amount incurred to the liability and equity components on a relative fair value basis, resulting in $0.3 million allocated to the liability component and recorded as debt discount and approximately $0.1 million to the equity component. The residual amount was immaterial and was allocated to loss on issuance of the 2023 Notes.

For the year ended December 31, 2021, the Company recorded $4.0 million in other income (expense), net, to reflect the change in the fair value of the derivative liabilities.

The estimated fair value of the embedded derivative is as follows (in thousands):

Embedded derivative liability
Fair value as of December 31, 2019	$—
Additions	5,231
Change in fair value	(759)

Fair value as of December 31, 2020	4,472
Additions	17,540
Change in fair value	4,005

Fair value as of December 31, 2021	$26,017

The following table represents the total amount of interest cost recognized relating to the 2023 Notes for the years ended December 31, 2021 and 2020 (in thousands):

	December 31,
	2021	2020
Contractual interest expense	$5,895	$923
Accretion of debt discount	11,639	104
Accretion of debt issuance costs	87	1,714

	$17,621	$2,777

Paycheck Protection Program Loan

In May 2020, the Company was granted a loan under the Paycheck Protection Program offered by the Small Business Administration (“SBA”) under the Coronavirus Aid, Relief, and Economic Security Act

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(“CARES Act”), section 7(a)(36) of the Small Business consolidated Act for approximately $2.5 million. The loan was evidenced by a promissory note and bore interest at 1% with no payments for the first 6 months. Monthly payments of principal and interest of approximately $0.1 million were slated to begin in December 2020, subject to deferral as the Company had applied for debt forgiveness, and continue through maturity in April 2022, if required. The loan was subject to partial or full forgiveness if the Company used all proceeds for eligible purposes; maintained certain employment levels; and maintained certain compensation levels in accordance with and subject to the CARES Act and the rules, regulations and guidance. The Company initially applied for the PPP loan to be forgiven in December 2020, with responses to SBA inquiries and final application submitted in January 2021. On June 14, 2021, the PPP Loan was forgiven in full, for the principal amount of $2.5 million and interest of approximately $28 thousand that had accrued from the funding date of April 30, 2020 through the forgiveness date. For the year ended December 31, 2021, the Company recognized a gain of $2.5 million from extinguishment of the full amount of the PPP Loan, included in other income (expense), net in the consolidated statements of operations.

The following table summarizes the Company’s outstanding borrowing arrangements:

	As of December 31,
	2021	2020
2022 Notes	$34,355	$31,741
2023 Notes	71,633	17,037
PPP Loan	—	2,515

	105,988	51,293
Less: Unamortized debt issuance costs and discounts	(38,853)	(11,893)

	$67,135	$39,400

(14)	Stock-Based Compensation

In January 2013, the Board adopted the 2013 Stock Incentive Plan (“the Plan”), which was subsequently approved by the Company’s stockholders. The Company initially reserved a total of 500,000 shares of common stock for issuance under the Plan. Between October 2014 and December 2021, through multiple amendments approved by the company’s stockholders, the share reserve was increased to 4,604,101 shares of common stock. Additionally, in July 2020, the Company’s stockholders approved amendments to the Plan to add restricted stock units as a form of equity compensation award under the plan.

The Plan permits the granting of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock or restricted stock units to employees, directors, and service providers at exercise prices not less than 100% of fair market value at the date of grant. The Board of Directors, at its sole discretion, shall determine the exercise price.

Options granted under the Plan expire 10 years from the date of grant. First time grants of incentive stock options and non-statutory options generally vest at a rate of 25% on the first anniversary of the grant date and then ratably monthly over the next three years. Upon termination of employment, any unvested options are automatically returned to the Company. In general, vested options that were not exercised within three months after termination are surrendered back to the Company. These options are added back to the Plan and made available for future grants. For the years ended December 31, 2021 and 2020, the Company granted zero new options and 0.5 million new options, respectively. The weighted average fair value of options granted for the year ended December 31, 2020, was $9.22 per share. The aggregate intrinsic value of options exercised for the years ended December 31, 2021 and 2020, was $0.2 million and $0.1 million, respectively.

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

A summary of option activity under the Plan is as follows:

	Options outstanding
	Number of shares	Weighted average exercise price per share	Weighted average contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding - December 31, 2019	1,143,755	$39.80	6.99	$55,114
Options granted	496,135	49.43
Options exercised	(8,000)	4.29
Options cancelled	(523,109)	75.50
Options expired	(9,456)	41.53

Outstanding - December 31, 2020	1,099,325	$27.40	6.44	$6,237
Options granted	—
Options exercised	(20,000)	3.70
Options cancelled	(39,894)	42.98
Options expired	(20,149)	49.43

Outstanding - December 31, 2021	1,019,282	$26.81	5.13	$13,165

Vested and exercisable - December 31, 2021	896,076	$23.70	4.78	$13,165

Vested and expected to vest - December 31, 2021	1,019,282	$26.81	5.13	$13,165

As of December 31, 2021 and 2020, there was a total of $4.2 million and $8.4 million, respectively, of unrecognized employee compensation costs related to non-vested stock option awards, which is expected to be recognized over a weighted-average period of approximately 1.33 and 2.14 years, respectively.

2020 Stock Option Modification

On April 2, 2020, the Company’s Board of Directors passed a resolution to reprice outstanding stock options (“2020 Modification”), wherein the Company modified 342,735 stock options to reduce the exercise price of each underwater option to $49.43 per share to reflect the fair value as of January 31, 2020. As a result, 100% of the options outstanding under the 2013 incentive plan that were granted from April 2018 through August 2019 were modified on April 2, 2020, to reflect an exercise price of $49.43 per share.

The incremental fair value of the modified options is recognized as stock-based compensation expense. On the date of the modification, the fair value of the modified options exceeded the fair value of the original options by $1.5 million, of which $0.4 million was recognized in the consolidated statements of operations in 2020. The Company will recognize the remaining unrecognized non-cash compensation cost related to the 2020 Modification over the remaining requisite service period of the modified options.

Determination of Fair Value

The Company estimates grant-date fair value of stock options using the BSM option-pricing model. The determination of the fair value of each stock award using this option-pricing model is affected by the Company’s assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards. Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period of the respective award.

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The following assumptions were used to calculate the fair value of stock-based compensation:

	Year ended December 31,
	2021	2020
Expected term	0.5 – 6.5 years	0.5 – 6.5 years
Expected volatility	40.4% – 63.6%	40.4% – 63.6%
Risk-free interest rate	0.1% – 3.1%	0.1% – 1.5%
Expected dividends	0.0%	0.0%

Expected term — The Company has opted to use the “simplified method” for estimating the expected term of options, whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the option (generally 10 years).

Expected volatility — Due to the Company’s limited operating history and a lack of company specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of peer companies that are publicly traded. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards.

Risk-free interest rate — The risk-free rate assumption is based on U.S. Treasury instruments with maturities similar to the expected term of the Company’s stock options.

Expected dividends — The Company has not issued any dividends in its history and does not expect to issue dividends over the life of the options and therefore has estimated the dividend yield to be zero.

Fair value of common stock — The fair value of the shares of common stock underlying the stock-based awards has historically been determined by the Board of Directors, with input from management. Because there has been no public market for the Company’s common stock, the Board of Directors has determined the fair value of the common stock on the grant-date of the stock-based award by considering a number of objective and subjective factors. Such factors include a valuation of the Company’s common stock performed by an unrelated third-party specialist, valuations of comparable companies, sales of the Company’s convertible preferred stock to unrelated third-parties, operating and financial performance, the lack of liquidity of the Company’s capital stock, as well as general and industry-specific economic outlooks.

Performance-based Restricted Stock Units

The Company began issuing restricted stock units in fiscal year 2020 and restricted stock awards in fiscal year 2021. The following tables summarize the restricted stock activity under the Plan:

	Restricted Stock Units (“RSU”)
	Number of shares	Weighted-average grant date fair value
Outstanding as of December 31, 2019	—	$—
Granted	1,561,803	16.29
Vested	—	—
Forfeited or cancelled	(40,440)	16.29

Outstanding as of December 31, 2020	1,521,363	16.29
Granted	1,462,766	28.26
Forfeited or cancelled	(70,959)	25.70

Outstanding as of December 31, 2021	2,913,170	$26.76

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

	Restricted Stock Awards (“RSA”)
	Number of shares	Weighted-average grant date fair value
Outstanding as of December 31, 2020	—	$—
Granted	300,000	26.35
Vested	(300,000)	26.35
Forfeited or cancelled	—	—

Outstanding as of December 31, 2021	—	$—

For the year ended December 31, 2021, the Company issued 1,462,766 restricted stock units (“RSUs”) and 300,000 restricted stock awards (“RSAs”) to employees and non-employees. Unlike RSUs, the RSAs are entitled to voting rights and dividend rights prior to satisfaction of vesting conditions. Therefore, the RSAs are considered issued and outstanding at issuance. 665,431 RSUs and 300,000 RSAs were issued to non-employees in exchange for advisory services, with an aggregate fair value of $25.4 million.

For the year ended December 31, 2021, $7.9 million of stock-based compensation expense related to RSA’s vested was recorded in general and administrative expenses on the consolidated statement of operations. The RSAs granted are subject to service-based vesting condition to be satisfied over six months.

The remaining 797,335 RSUs issued to employees have a fair value of $23.8 million. The RSUs granted are subject to service-based and performance-based vesting conditions. The service-based vesting condition for these RSUs range from nine months to four years, while the performance-based vesting condition is satisfied on the earlier of consummating an initial public offering (“IPO”), the closing of a merger with a SPAC, a change in control event or the Company’s equity securities become publicly traded on a nationally recognized exchange other than pursuant to an IPO, SPAC transaction or a change in control event.

The Company amended all outstanding RSUs issued prior to March 2021 such that each share scheduled to vest on a monthly vest date will now accelerate and vest on February 15, May 15, August 15 and November 15, preceding the applicable monthly vesting date. This amendment resulted in a modification, the effect of which is to change the grant date fair value to $25.26 for all outstanding RSUs on the modification date, reflecting the fair value on the date of modification.

As of December 31, 2021, the Company determined that the performance-based vesting conditions were not probable. Total unrecognized stock-based compensation cost of $77.9 million related to unvested RSUs is expected to be recognized upon vesting and satisfaction of the performance condition. See “Note 20 – Subsequent Events” for consummation of the SPAC transaction, the underlying for satisfaction of the performance condition.

Stock-based compensation expense

The following table summarizes stock-based compensation expense and its allocation within the accompanying consolidated statements of operations (in thousands):

	Year ended December 31,
	2021	2020
Cost of goods sold	$193	$100
Research and development	1,717	2,225
Sales and marketing	858	1,294
General and administrative	9,204	1,824

Total stock-based compensation expense	$11,972	$5,443

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(15)	Commitments and Contingencies

Operating Leases

The Company leases its facilities under non-cancelable operating lease agreements. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid. Rent expense was $0.7 million and $0.7 million for the years ended December 31, 2021 and 2020, respectively.

In November 2019, the Company entered into a Lease Termination Agreement in order to terminate the remaining obligation under one of its facility leases. The Lease Termination Agreement calls for future monthly payments in varying amounts into 2023.

Future minimum lease payments under non-cancelable operating leases, and future payments under the Lease Termination Agreement, as of December 31, 2021 are as follows (in thousands):

	Operating Leases	Lease Termination Agreement
2022	$459	$293
2023	4	49
2024 and thereafter	—	—

Total minimum payments	$463	$342

Vendor Contract Liability

In October 2017, the Company entered into an agreement with a contract manufacturer for production of various sub-assemblies and final assemblies of the Company’s M8 and S3 product lines. The contract manufacturer procures parts to fulfill the forecasted demand of the Company, holding title and risk of loss to the inventory.

The terms of the agreement specify that the Company may be liable for this inventory should it not place orders for units sufficient to consume this inventory, or in varying amounts based on the termination of the agreement at any time by either party. The contract manufacturer holds $1.6 million and $2.9 million of inventory at cost subject to this agreement as of December 31, 2021 and 2020, respectively. In 2018 the Company and the contract manufacturer identified $1.2 million worth of inventory as excess and obsolete (“excess inventory”), out of which $0.9 million worth of excess inventory was bought back by the Company during 2019. For the balance of excess inventory, the Company has recorded a liability totaling $0.3 million within accrued expenses on the consolidated balance sheet as of December 31, 2021 and 2020.

Legal Matters

The Company is a party to various legal proceedings and claims which arise in the ordinary course of business. The Company records a liability when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the reasonably possible loss.

In response to allegations of patent infringement and threats of litigation by one of its competitor (“Complainant”), the Company filed a complaint in the Northern District of California seeking a declaratory judgment of non-infringement of the complainant’s patent (patent # 7969558). The Complainant filed an answer and counterclaim seeking injunctions and damages for an unspecified amount. The Company answered the counterclaims asserting that the patent claims are not valid and also filed two petitions for inter parties review (“IPR”) before the Patent Trial and Appeal Board (“PTAB”), which were instituted in May 2018. All briefing and the oral hearing in the PTAB proceedings have concluded. On May 23, 2019, the PTAB issued Final Written Decisions finding all petitioned claims are not invalid. On June 24, 2019, the Company filed a Request for Rehearing in response to the Final Written Decision. On May 23, 2020, the Board denied the Request for Rehearing.

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Quanergy filed an appeal to the Court of Appeals for the Federal Circuit (“CAFC”) for each IPR (consolidated as docket no. CAFC-20-2070). Oral argument was held on July 7, 2021. On February 4, 2022, the CAFC affirmed the decision of the PTAB. This litigation, as with any other litigation, is subject to uncertainty and an unfavorable outcome may result in a material adverse impact on our business, results of operations, financial position, and overall trends.

In the fourth quarter of 2020, the Company started engaging in discussions with the Complainant for a potential out of court settlement related to the ongoing legal proceeding discussed above, in order to avoid future significant legal expenses. The Company determined that it had incurred a liability as of December 31, 2020 and recorded an estimated potential loss for this case in the amount of $2.5 million, recorded in general and administrative expenses on the consolidated statement of operations. As of the current date, negotiations have ceased and no settlement has been reached. The Company will continue to monitor developments on this case and record any necessary adjustments to reflect the effect of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case in the period they become known.

Employee Retention Plan

In November 2019, the Company adopted an employee retention plan (“Retention Plan”). Key employees as determined by the Board of Directors are eligible to participate in the Retention Plan, and have the right to payment of a retention bonus upon the occurrence of a covered transaction as defined in the Retention Plan, which includes a change in control or IPO. The Retention Plan is an unfunded plan and the participants must be employed at the time of the covered transaction to be eligible to receive payment. The Company recognizes the retention plan related expense based on the best estimate of occurrence of a covered transaction. This estimate is revised periodically based on continuation of employment and other factors such as likelihood of occurrence of a covered transaction etc. The amount of retention bonus available to active participants in the Retention Plan upon the occurrence of a covered transaction was $4.9 million as of December 31, 2021.

(16)	Segment Reporting and Geographic Information

The Company conducts its business in one operating segment that designs, develops and produces LiDAR sensors used in intelligent real-time 3D object detection and classification solutions. The Company’s Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker (“CODM”). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated company. Revenue by geographical region is as follows:

	Year ended December 31,
	2021	2020
Americas	$1,043	$1,372
Asia	1,898	842
Europe, Middle East and Africa	987	801

Total net sales	$3,928	$3,015

All long-lived assets are maintained in, and all losses are attributable to, the United States of America.

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(17)	Income Taxes

The components of the Company’s loss before income taxes are as follows (in thousands):

	Year ended December 31,
	2021	2020
United States	$(63,661)	$(36,004)
International	143	176

	$(63,518)	$(35,828)

The components of the provision for income taxes are as follows (in thousands):

	Year ended December 31,
	2021	2020
Current tax expense:
Federal	$—	$—
State	2	2
International	24	5

Total provision for income taxes	$26	$7

The provision for income taxes differ from the amounts computed by applying the U.S. federal income tax rate to income loss before income taxes for the following reasons:

	Year ended December 31,
	2021	2020
Federal tax at statutory rate	21.00%	21.00%
State, net of federal benefit	—	—
Permanent differences	(0.39)	1.53
Stock-based compensation	(3.36)	(1.62)
Uncertain tax positions	(0.81)	(1.03)
General business credits	1.15	1.44
Valuation allowance	(10.53)	(17.97)
Disqualified interest on debt	(7.10)	(3.37)

Effective tax rate	(0.04)%	(0.02)%

The Company’s effective tax rate could also fluctuate due to changes in the valuation of its deferred tax assets or liabilities, or by changes in tax laws, regulations, and accounting principles.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and tax effects of net operating loss and credit carryforwards. Significant components of deferred tax assets (liabilities) are as follows (in thousands):

	Year ended December 31,
	2021	2020
Net operating loss carryforwards	$53,359	$45,461
Tax credit carry forwards	5,941	5,117
Accruals and reserves	3,222	3.631
Stock-based compensation	2,197	1,491

Gross deferred tax assets	64,719	55,700
Valuation allowance	(64,385)	(55,232)

Net deferred tax assets	334	468

Depreciation and amortization	(334)	(468)

Gross deferred tax liabilities	(334)	(468)

Total net deferred tax assets (liabilities)	$—	$—

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized. The Company has established a valuation allowance to offset the gross deferred tax assets as of December 31, 2021 and 2020, due to the uncertainty of realizing future tax benefits from its domestic net operating loss carryforwards and other domestic and foreign deferred tax assets. The valuation allowance increased by $9.2 million for the year ended December 31, 2021 and increased by $7.9 million for the year ended December 31, 2020.

As of December 31, 2021, the Company has net operating loss carryforwards (“NOL”) of approximately $204.7 million for federal and $151.1 million for state tax purposes. If not utilized, these carryforwards will begin to expire in 2033 for both federal and state tax purposes. Of the $204.7 million of federal NOL, $77.4 million pertains to losses generated for the years 2017 and prior, which will begin to expire in 2033 if not utilized, and $127.3 million is the amount generated subsequent to December 31, 2017, which has an indefinite life.

As of December 31, 2021, the Company has research and development tax credit carryforwards of approximately $5.7 million for federal and $4.7 million for state income tax purposes. If not utilized, the federal tax credit carryforward will expire in various amounts beginning in 2033. The California tax credit can be carried forward indefinitely.

As of December 31, 2021, the Company has Canada scientific research and experimental development (“SR&ED”) investment tax credit carryforwards of approximately $233 thousand which will begin to expire in 2037 if not utilized. The Company also has a Canada SR&ED expenditure carryforward of $147 thousand which has an indefinite life.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where equity transactions resulted in a change of ownership as defined by Internal Revenue Code Section 382. The Company has performed a Section 382 study as of December 31, 2020. The study results reflect ownership changes occurred on March 7, 2014 and December 3, 2020; however, there is no impairment to the NOL’s or R&D credits as a result of the ownership changes identified.

As of December 31, 2021, the Company’s earnings from its foreign subsidiaries are considered to be indefinitely reinvested and, accordingly, no provision for federal or state income taxes have been provided thereon. Due to the Transition Tax and Global Intangible Low-Taxed Income (“GILTI”) as enacted by the Tax Cuts and Jobs Act, those foreign earnings will not be subject to federal income taxes when actually distributed in the form of a dividend or otherwise. The Company, however, could still be subject to state income taxes and withholding taxes payable to various foreign countries. The amounts of taxes which the Company could be subject to are not material to the accompanying consolidated financial statements.

A reconciliation of the amount of unrecognized tax benefits is as follows (in thousands):

	Year ended December 31,
	2021	2020
Beginning balances	$3,607	$3,197
Increases (decreases) related to prior year tax positions	—	(7)
Increases related to current year tax positions	571	417

Balance at December 31	$4,178	$3,607

Quanergy Systems, Inc.

Notes to Consolidated Financial Statements

The Company records penalties related to unrecognized tax positions as a component of income tax expense. The Company is not expecting the amount of unrecognized tax benefits to materially change within the next 12 months.

The material jurisdictions in which the Company is subject to income taxes are in the U.S. federal jurisdiction, various state, and Canada jurisdictions. The Company’s tax years from inception through 2021 are subject to examination by the U.S. and state tax authorities due to the carryforward of unutilized net operating losses and research and development credits. The Company’s tax years from 2017 through 2021 remain open for the Canadian jurisdiction. The 2015 Canadian tax year also remains open due to tax credits carried back to that year. The Company is not currently under examination in any tax jurisdictions.

On March 27, 2020, the president signed into law the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). Among the changes to the U.S. federal income tax rules, the CARES Act provided that forgiveness of PPP loan would be nontaxable, modified net operating loss carryback rules that were eliminated by the 2017 Tax Cuts and Jobs Act, restored 100% bonus depreciation for qualified improvement property, increased the limit on the deduction for net interest expense and accelerated the time frame for refunds of alternative minimum tax credits. The Company benefited from tax-exempt PPP loan forgiveness. Other provisions of the CARES Act did not have a material impact on the Company’s tax provision.

On December 21, 2020, the president signed into law the “Consolidated Appropriations Act, 2021” (the “CAA”) which includes further COVID-19 economic relief and extension of certain expiring tax provisions. The relief package includes a tax provision clarifying that businesses with forgiven PPP loans can deduct regular business expenses that are paid for with the loan proceeds. Additional pandemic relief tax measures include an expansion of the employee retention credit and enhanced charitable contribution deductions. The Company benefited from the tax deductible use of loan proceeds. Other provisions under the CAA did not have a material impact on the Company’s tax provision.

California Assembly Bill 85 (“AB 85”) was signed into law on June 29, 2020. The legislation suspends the California Net Operating Loss deductions for 2020, 2021, and 2022 for certain taxpayers and imposes a limitation of California Tax Credits utilization for 2020, 2021, and 2022. The legislation disallows the use of California Net Operating Loss deductions if the taxpayer recognizes business income and its income subject to tax is greater than $1.0 million. Additionally, business credits will only offset a maximum of $5.0 million of California tax liability. Given the Company is in taxable loss position for the year, AB 85 does not impact the Company for 2021.

California Assembly Bill 80 (“AB 80”) was signed into law on April 26, 2021 and it closely conforms to the federal treatment for deductibility of use of PPP loan proceeds if companies meet certain criteria. The Company benefited from this provision.

(18)	Basic and Diluted Net Loss Per Share

The Company uses the two-class method to calculate net loss per share. No dividends were declared or paid for the years ended December 31, 2021 and 2020. Undistributed earnings for each period are allocated to participating securities, including the convertible preferred stock, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there is no contractual obligation for the convertible preferred stock to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average shares of common stock outstanding during periods with undistributed losses.

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2021 and 2020 (in thousands, except share and per share amounts):

	Year ended December 31,
	2021	2020
Numerator:
Net loss attributable to common stockholder, basic and diluted	$(63,544)	$(35,835)
Denominator:
Weighted average common shares outstanding, basic and diluted	7,059,609	5,077,336
Net loss per share attributable to common stockholder, basic and diluted	$(9.00)	$(7.06)

Basic and diluted net loss per share attributable to common stockholders is the same for the years ended December 31, 2021 and 2020 because the inclusion of potential shares of common stock would have been anti-dilutive for the periods presented.

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	As of December 31,
	2021	2020
Convertible preferred stock	7,695,112	7,695,112
Stock options and RSUs issued and outstanding	3,932,452	2,620,688
Convertible notes	2,358,199	547,396

Potential common shares excluded from diluted net loss per share	13,985,763	10,863,196

The above tables exclude Sensata warrants totaling 624,305 which are exercisable upon a contingent event which is the Closing as defined in the Merger Agreement (per Note 1) into the new Quanergy shares.

(19)	Related Party Transactions

Related Party Collaboration Agreement

To support the Company’s path towards automotive grade solid state LiDAR sensors, help de-risk the ramp towards high volume manufacturing, and improve the company’s marketing and distribution capabilities, the Company entered into a Strategic Partnership Agreement (“Collaborative Agreement”) with Sensata Technology, Inc (“Sensata”) on February 8, 2016. As part of the Collaborative Agreement, Sensata made a $50 million investment in the initial closing of the Company’s offering of Series B convertible preferred stock. The agreement committed both companies to engage in joint development and commercialization of the solid-state product for the transportation segment. The Company was expected to retain ultimate discretion relating to product roadmap and development, with Sensata retaining ultimate control over the manufacturing, sales and marketing decisions subject to certain terms and conditions.

On March 29, 2020, Quanergy and Sensata signed an amendment to the agreement which eliminated exclusivity for the transportation sector, reduced specific development and commercialization obligations and added flexibility to the manufacturing model.

No revenues on the February 2016 Collaborative Agreement have been recognized for the year ended December 31, 2021 and 2020. In accordance with the Collaborative Agreement, the Company purchased equipment from Sensata totaling $1 million which is included in the accompanying consolidated balance sheets as of December 31, 2021 and 2020. Depreciation expense on this equipment was $0.1 million and $0.1 million as of December 31, 2021 and 2020, respectively.

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

On June 21, 2021, the Company entered into another collaborative arrangement with Sensata, wherein Sensata will provide consulting services with respect to areas of manufacturing, cost reduction, sourcing, and go to market strategies. In consideration for such services, the Company issued a warrant to Sensata to purchase that number of shares of the Company’s common stock which will be exchanged for 2.5 million shares of the combined entity contemplated in the Merger discussed above in “Note 1(c) - Business Combination”. These warrants have a fair value of $23.3 million at December 31, 2021. No revenues have been recognized and no expenses have been incurred under this collaborative arrangement for the year ended December 31, 2021 and 2020.

Related Party Convertible Notes

In 2020, the Company issued convertible promissory notes of approximately $16.1 million to various investors, out of which $15.7 million was issued to three related parties. The related party debt is presented as “Long-term debt – related party” in the consolidated balance sheet, adjusted for deferred interest, allocated debt financing costs and derivative liability recorded as debt discount on the 2023 Notes. The principal amount of the outstanding balance shall accrue interest at 10.0% per annum, payable at maturity in March 2023. For the year ended December 31, 2021 and 2020, the Company accrued interest of $1.6 million and $0.9 million related to the 2023 Initial Notes issued to the related parties. In conjunction with the 2023 Initial Notes, the Company also issued common stock warrants, of which 880,649 were issued to the three related parties. See “Note 13 – Borrowing Arrangements” for additional details.

In February 2021, the Company issued convertible promissory notes of approximately $48.7 million to various investors (the “Extension Notes”, and together with the 2023 Initial Notes, referred to as “2023 Notes”), out of which $11.5 million was issued to a related party. The related party debt is presented as “Long-term debt – related party” in the consolidated balance sheet, adjusted for deferred interest, allocated debt issuance costs and derivative liability recorded as debt discount on the Extension Notes. The principal amount of the outstanding balance shall accrue interest at 10.0% per annum, payable at maturity in March 2023. For the year ended December 31, 2021, the Company accrued additional interest of $1.0 million related to the 2023 Extension Notes issued to related parties. In conjunction with the Extension Notes, the Company also issued common stock warrants, of which 382,495 were issued to the related party.

Total accrued interest payable to related parties on the 2023 Notes was $3.5 million at December 31, 2021. See “Note 13 – Borrowing Arrangements” for additional details.

Related Party Restricted Stock Units

Out of the total RSU grants in 2020, 908,466 were issued to directors and officers of the Company with an aggregate fair value of $22.9 million.

Out of the total RSU grants in 2021, 763,861 were issued to two related parties with an aggregate fair value of $20.1 million.

As of December 31, 2021, the performance-based condition for vesting of the RSU grants is not deemed to be probable, therefore, no expense has been recognized on these awards in the year ended December 31, 2021 and 2020.

There were no other material related party transactions during the years ended December 31, 2021 and 2020.

QUANERGY SYSTEMS, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(20)	Subsequent Events

In preparing the consolidated financial statements as of and for the year ended December 31, 2021, the Company evaluated subsequent events for recognition and measurement purposes through March 31, 2022, which is the date the consolidated financial statements were available to be issued. The Company noted no subsequent events to date that would materially impact the consolidated financial statement disclosures, except for the following:

The Company has reserved shares of common stock for issuance related to convertible preferred stock, stock options, warrants, restricted stock units, and future grants. Effective January 28, 2022, the Company increased the total authorized shares of common stock to 28,000,000 shares, and increased the aggregate number of shares reserved for issuance under the 2013 Incentive Stock Plan by 1,500,000 shares.

On February 8, 2022, the Company completed the Merger pursuant to the Merger Agreement as described in Note 1. As contemplated by the Merger Agreement and as described in the CCAC definitive proxy statement filed with the United States Securities and Exchange Commission (the “SEC”) on January 6, 2022 (the “Proxy Statement”), CCAC changed its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which CCAC changed its name to “Quanergy Systems, Inc.” Immediately after the Domestication, Merger Sub merged with and into Legacy Quanergy, the separate corporate existence of Merger Sub ceased, and Legacy Quanergy is the surviving company in the Merger, and a wholly owned subsidiary of CCAC. CCAC changed its name to “Quanergy Systems, Inc.” (referred to herein, together with its subsidiaries, as “Quanergy”), with Legacy Quanergy Stockholders holding the majority of the common stock of Quanergy.

Upon consummation of the Merger, the 2022 Notes outstanding as of December 31, 2021 were repaid in full including principal and accrued interest through original maturity date of March 15, 2022, and the 2023 Notes converted into shares of common stock at two times the value of the face value of the Notes plus accrued interest through the date of the Merger, in accordance with terms of the settlement provisions included in the convertible note agreements. The derivative liabilities associated with the 2022 Notes and 2023 Notes were remeasured at fair value on the settlement date and then extinguished on the Notes’ conversions and payoffs.

The 2022 Equity Incentive Plan (“2022 Plan”) which permits the granting of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other equity-based awards to employees, directors and consultants became effective on February 8, 2022 and 13,590,156 shares of common stock were reserved for issuance under the 2022 Plan.

On February 25, 2022, 3,784,842 restricted stock units under the 2022 Plan were awarded to certain employees and consultants of the Company. Of this amount, 1,905,031 restricted stock units were awarded to five related parties and officers of the Company.

The 2022 Employee Stock Purchase Plan (“2022 ESPP”), which permits employees to purchase shares of the Company’s common stock, became effective on February 8, 2022 and 834,123 shares of common stock were authorized for sale under the 2022 ESPP.